Exhibit 99.1

Nasdaq Hearings Panel Grants Extension of Exception for Continued Listing of
United Development Funding IV Shares

GRAPEVINE, Texas, September 14, 2016 - United Development Funding IV (“UDF IV” or the “Trust”) (NASDAQ: UDF) today announced that the Nasdaq Hearings Panel (the “Panel”) has granted an extension of the exception previously granted for continued listing of the Trust’s common shares on The NASDAQ Stock Market (“Nasdaq”). The Trust’s continued listing is subject to the condition that, on or before October 17, 2016, the Trust become current in its periodic filings with the Securities and Exchange Commission (the “SEC”). The Trust must also be able to demonstrate that it satisfies all other quantitative and qualitative requirements for continued listing on Nasdaq.

As previously disclosed, UDF IV has not yet filed its Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”) or its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2016 (the “2016 Forms 10-Q”). Nasdaq Listing Rule 5250(c)(1) requires the timely filing of periodic reports with the SEC. The Trust currently expects that it will be in a position to file the 2015 Form 10-K and the 2016 Forms 10-Q and thereby evidence full compliance with Nasdaq’s filing requirement and all other applicable requirements for continued listing on or before the extended October 17, 2016 date granted by the Panel. Although the Trust is working diligently to complete and file all necessary periodic reports with the SEC as soon as practicable, there can be no assurance that the Trust will be able to do so within the period granted by the Panel.

Trading in UDF IV’s securities on Nasdaq has been halted since February 18, 2016, and the Trust expects that the trading halt will continue at least until the Trust has become fully current in its periodic filing obligations with the SEC. No assurance can be given regarding the resumption of regular trading of the Trust’s securities on any market.

About United Development Funding IV

United Development Funding IV is a public Maryland real estate investment trust formed primarily to generate current interest income by investing in secured loans and producing profits from investments in residential real estate. Additional information about UDF IV can be found on its website at www.udfiv.com. UDF IV may disseminate important information regarding its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Investor Contact:	Media Contact:
Investor Relations	Jeff Eller
1-800-859-9338	469-916-4883
investorrelations@udfiv.com	mediarelations@udfiv.com